UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
Schedule 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☐
Filed by a Party other than the Registrant ☑
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☑ Soliciting Material Pursuant to § 240.14a-12
MEADOW VALLEY CORPORATION
(Name of registrant as specified in its charter)
Carpe Diem Capital Management LLC
John D. Ziegelman
Olof Nelson
CD Investment Partners, Ltd.
ZPII, LP
C3 Management Inc.
(Name of person(s) filing proxy statement, if other than the registrant)
Payment of Filing Fee (Check the appropriate box):
☑ No fee required
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

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(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐ Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee     was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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     On December 28, 2007, Carpe Diem Capital Management LLC, a Delaware limited liability company (“CD Capital”), CD Investment Partners, Ltd., an exempted company with limited liability incorporated and an open-end investment company formed under the laws of the Cayman Islands (“CDIP”), and John D. Ziegelman (“Mr. Ziegelman”), together with the other participants named therein, filed materials contained in a Schedule 14A (the “Prior Schedule 14A”) with the Securities and Exchange Commission (“SEC”) in connection with the potential solicitation of proxies in support of the director candidate (Mr. Ziegelman) they nominated for election and the bylaw amendment they proposed for adoption at the 2008 Annual Meeting of Stockholders (the “Annual Meeting”) of Meadow Valley Corporation (“Meadow Valley”) as described below.
     On December 27, 2007, CD Capital and CDIP sent a letter to Meadow Valley nominating Mr. Ziegelman for election to Meadow Valley’s Board of Directors at the Annual Meeting. A copy of this letter was attached as Exhibit 1 to the Prior Schedule 14A. Also, on December 27, 2007, CD Capital and CDIP sent a separate letter to Meadow Valley submitting their stockholder proposal to amend Meadow Valley’s Amended and Restated Bylaws (the “Bylaws”) to allow stockholders to call a special meeting of stockholders and requesting that such stockholder proposal be included in Meadow Valley’s proxy materials in connection with the Annual Meeting. A copy of this letter was attached as Exhibit 2 to the Prior Schedule 14A.
     In addition, on April 11, 2008, CD Capital and Mr. Ziegelman amended its Schedule 13D, as previously amended, and filed materials contained in a Schedule 14A to disclose the following:
“CD Capital and Mr. Ziegelman recently commenced discussions with Meadow Valley in order to potentially settle CD Capital’s and Mr. Ziegelman’s grievances specifically regarding corporate governance and strategic alternatives issues (all as more fully disclosed in all of the prior filings made by CD Capital and Mr. Ziegelman on the Schedule 13D). While lines of communication were opened, and the parties discussed many common goals and objectives, no agreement has been reached as of the date hereof. Specific progress included the parties envisioning a meaningful and defined unpaid advisory role for Mr. Ziegelman in Meadow Valley’s strategic alternatives process; however, the parties did not reach resolution as to: (i) re-establishing the right of the stockholders to call a special meeting at a 10% threshold, (ii) a 12-month right for Mr. Ziegelman to appoint a new director to Meadow Valley’s Board of Directors and (iii) Meadow Valley voluntarily considering adding to the Board of Directors a corporate governance expert recommended to Meadow Valley by CD Capital and Mr. Ziegelman.
While settlement discussions may or may not continue, CD Capital and Mr. Ziegelman have decided to suspend settlement discussions until Meadow Valley provides the market with a full and complete disclosure regarding Meadow Valley’s strategic alternatives process.
In addition to the foregoing, CD Capital (1) recently engaged the proxy solicitation firm of Mackenzie Partners, Inc. to assist it in the event that the Participants (as defined below) ultimately decide to solicit proxies in support of (a) Mr. Ziegelman’s nomination for election to Meadow Valley’s Board of Directors and (b) its stockholder proposal to amend the Bylaws at the Annual

Meeting and (2) intends to request a complete and comprehensive list of all of Meadow Valley’s current stockholders in accordance with applicable law.”
     On December 4, 2008, CD Capital sent a letter to the Special Committee of the Board of Directors of Meadow Valley (the “December 4th Letter”), in which CD Capital, among other things, (i) stated certain views with respect to the negotiation and consummation of the Agreement and Plan of Merger, dated as of July 28, 2008, by and among Meadow Valley, Phoenix Parent Corp., and Phoenix Merger Sub, Inc. (the “Merger Transaction”); (ii) indicated that it did not intend to vote in favor of the Merger Transaction at a price less than $11.25 per share; (iii) requested that Mr. Ziegelman be immediately appointed to Meadow Valley’s Board of Directors or, in the alternative, hired as lead negotiator for Meadow Valley with respect to the Merger Transaction; (iv) outlined various courses of action that it will pursue (including, without limitation, electing both Mr. Ziegelman and Olof Nelson (“Mr. Nelson”) to Meadow Valley’s Board of Directors) in the event that (1) the Merger Transaction is not closed at $11.25 per share in cash by January 7, 2009 and (2) Mr. Ziegelman has not yet been appointed to Meadow Valley’s Board of Directors or hired as lead negotiator for Meadow Valley with respect to the Merger Transaction; and (v) indicated that Mr. Ziegelman and Mr. Nelson may seek special compensation in connection with services to be performed by both Messrs. Ziegelman and Nelson as directors assuming their election. A copy of the of the December 4th Letter is attached hereto as Exhibit A and incorporated herein by reference.
     This 14a-12 filing is being made on a protective basis in connection with the foregoing. Likewise, Mr. Nelson is being included herein on a protective basis to the extent that he may be deemed to be a “participant” in connection with any solicitation of proxies. Mr. Nelson’s principal occupation is serving as the Chief Executive Officer of Consolidated Management Group, Inc., a full-service property management company specializing in community associations and commercial properties. Mr. Nelson does not have any direct or indirect interests, by security holdings or otherwise, in Meadow Valley, except for the matters described herein and in the December 4th Letter referred to above. To the extent that Mr. Nelson engages in solicitation activities, he will not receive any special compensation in connection with such solicitation. As noted above and in the December 4th Letter referred to above, Mr. Ziegelman and Mr. Nelson may seek special compensation for their services as directors of Meadow Valley.
     CD Capital, CDIP, Mr. Ziegelman, Mr. Nelson, ZPII, LP and C3 Management Inc. (the “Participants”) may solicit proxies from all stockholders of Meadow Valley in support of Mr. Ziegelman’s nomination for election to Meadow Valley’s Board of Directors and in support of their stockholder proposal to amend the Bylaws at the Annual Meeting and otherwise to accomplish the matters set forth in the December 4th Letter referred to above. In that event, the Participants intend to file a proxy statement with the SEC to the extent required by law. THE PARTICIPANTS ADVISE ALL STOCKHOLDERS OF MEADOW VALLEY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS WHEN AND IF THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WHEN AND IF AVAILABLE WITHOUT CHARGE UPON REQUEST. ANY SUCH PROXY MATERIALS WILL ALSO BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV.
     As of the date of this filing, CD Capital (in the name, and for the benefit, of CDIP) maintains an account in which 378,588 shares (the “Shares”) of common stock, $0.001 par value, of Meadow Valley (the “Common Stock”), are held, representing approximately 7.3% of the outstanding shares of Common Stock, determined by reference to Meadow Valley’s Form 10-Q for the quarterly period ended September 30, 2008 filed with the SEC on November 14, 2008. CD Capital, as attorney-in-fact on behalf of CDIP, has full and exclusive discretionary authority to effect acquisitions, dispositions, voting decisions and other transactions in respect of the Shares. CD Capital, CDIP, Mr. Ziegelman, Mr. Nelson, ZPII, LP and C3 Management Inc. may be deemed to be “participants” in a solicitation of proxies, if any, from the stockholders of Meadow Valley with respect to the matters described above.
     Additional information regarding the Participants is set forth in the Schedule 13D filed by CD Capital and Mr. Ziegelman and all amendments thereto filed with the SEC and Schedules 14A filed by the Participants with the SEC, all of which are available on the SEC’s website at http://www.sec.gov.

Exhibit A
THE PARTICIPANTS ADVISE ALL STOCKHOLDERS OF MEADOW VALLEY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS WHEN AND IF THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WHEN AND IF AVAILABLE WITHOUT CHARGE UPON REQUEST. ANY SUCH PROXY MATERIALS WILL ALSO BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION REGARDING THE PARTICIPANTS IS SET FORTH IN THE SCHEDULE 13D FILED BY CARPE DIEM CAPITAL MANAGEMENT LLC AND JOHN D. ZIEGELMAN AND ALL AMENDMENTS THERETO FILED WITH THE SEC AND SCHEDULES 14A FILED BY THE PARTICIPANTS WITH THE SEC, ALL OF WHICH ARE AVAILABLE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV.
CARPE DIEM CAPITAL MANAGEMENT LLC
111 South Wacker Drive, Suite 3950
Chicago, Illinois 60606
(312) 803-5010
December 4, 2008
Special Committee of the
Meadow Valley Board of Directors
4602 East Thomas Road
Phoenix, Arizona 85018
Gentlemen:
As you know, we are one of the largest (beneficial) owners of Meadow Valley common stock. We are writing in response to the 8-K filed by the Company on December 1st regarding the Investors’ (affiliates of Insight) claim of a Material Adverse Effect. So you are clear on where our approximately 7.35% ownership stake stands in this matter, we do not intend to accept one cent less than the proposed $11.25 per share. Furthermore, we expect that the Company is vigorously pursuing all of our rights and remedies and will be attacking Insight for potential breach of contract. I would refer your counsel to the Huntsman/Apollo litigation and decision whereby a Delaware Court forced completion of the transaction even after the buyer made claim of a material adverse event. We further encourage the Board to hold the special meeting ASAP and to hold the vote for or against the proposed transaction. We believe it would be an enormous mistake to put off holding the special meeting and the vote on the transaction pending your negotiations with Insight!
While none of you had the time or interest to speak to me on Monday when I requested a call; on Tuesday, I conveyed to Mr. Hall and Mr. Liebman our offer to assist (again), specifically this time in negotiations with Insight. Had you accepted, Insight would, for the first time, be dealing with a principal without conflicts of interest and someone who would be vigilant with respect to all Shareholders’ interests. Again, instead of accepting our generous offer immediately as you should have, or even giving us a courtesy of a response, you have continued to ignore us. While our offer to help still stands, it is clear that you have chosen once again to go it alone and inevitably, we expect, that you will again fail at the Shareholders’ expense.
It is our sincere hope that the transaction, as contemplated by the July 28, 2008 Merger Agreement, closes as anticipated. As we said in our last filing, we are supportive of that

THE PARTICIPANTS ADVISE ALL STOCKHOLDERS OF MEADOW VALLEY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS WHEN AND IF THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WHEN AND IF AVAILABLE WITHOUT CHARGE UPON REQUEST. ANY SUCH PROXY MATERIALS WILL ALSO BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV .. INFORMATION REGARDING THE PARTICIPANTS IS SET FORTH IN THE SCHEDULE 13D FILED BY CARPE DIEM CAPITAL MANAGEMENT LLC AND JOHN D. ZIEGELMAN AND ALL AMENDMENTS THERETO FILED WITH THE SEC AND SCHEDULES 14A FILED BY THE PARTICIPANTS WITH THE SEC, ALL OF WHICH ARE AVAILABLE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV.
transaction at $11.25 per share. However, if the transaction does not close by January 7th (the announced extension date), or the Board opts to accept a lower price, we want all Shareholders to know that we: (i) have no intention of voting in favor of a lower price and (ii) intend to take whatever actions are required to secure significant Board representation and a Shareholder mandate as outlined below.
Given that the Board has determined to put off the Annual Meeting, in fact made it a provision of the Merger Agreement to not let Shareholders meet for any reason other than to vote on the transaction, the Board cannot avoid a meeting to elect directors much longer under Nevada Law. Pursuant to our rights as a Shareholder, we plan go to court on or after January 2, 2009 to force the Board to immediately call an Annual Meeting for the election of directors. I believe I would be overwhelmingly elected a Director by the Shareholders by sometime around the end of February. Given this outcome, which we believe to be almost certain, the Shareholder money that you would waste fighting this outcome and the obligation of the full Board to act as a Fiduciary, we are hopeful that that you will reconsider my offer and either immediately appoint me to the Board or hire me (either way, for no compensation) as lead negotiator with Insight.
However, if you do not and the Merger is not closed at $11.25 per share in cash by 1/7/09, then we intend to immediately take action, including: (i) new court actions for breach of Fiduciary Duty and conflicts of interest, (ii) through the court action referred to above to force the Company to call an Annual Meeting, and (iii) filing appropriate proxy materials with the SEC and taking any other necessary actions to obtain Board representation and a shareholder mandate as to the following:
1.	To elect John Ziegelman and Olof Nelson (Resume attached) to the Meadow Valley’s Board of Directors. In this scenario, we will be demanding the resignations (or forced replacement as necessary) of Charles Norton and Charles Cowan, and leaving the Board size at 5 members. We intend to pursue this course even if it takes multiple steps including court actions and both an annual and special meeting of shareholders.

2.	Once elected by the Shareholders, we would expect for me to be named as Chairman of the Board and for the Board to immediately create an Office of the Chairman that will, working with management, replace the Special Committee. We anticipate the Office of the Chairman to be made up of myself, Olof Nelson (referred to above) and Don Patterson. The full 5-member Board will still vote on all Board matters, thus neither I nor Olof, acting together or apart, would have voting control of the Board or the Company. Furthermore, we do not intend to be asking for the resignations of any senior management.

THE PARTICIPANTS ADVISE ALL STOCKHOLDERS OF MEADOW VALLEY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS WHEN AND IF THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WHEN AND IF AVAILABLE WITHOUT CHARGE UPON REQUEST. ANY SUCH PROXY MATERIALS WILL ALSO BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV .. INFORMATION REGARDING THE PARTICIPANTS IS SET FORTH IN THE SCHEDULE 13D FILED BY CARPE DIEM CAPITAL MANAGEMENT LLC AND JOHN D. ZIEGELMAN AND ALL AMENDMENTS THERETO FILED WITH THE SEC AND SCHEDULES 14A FILED BY THE PARTICIPANTS WITH THE SEC, ALL OF WHICH ARE AVAILABLE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV.
3.	We would expect the new Office of the Chairman to work with existing senior management, and focus on:
A. Cost cutting (eliminate waste, duplicative functions and possibly headcount). Given management’s forecasts for lower revenues and lower margins, we feel strongly that corresponding cost reductions are in order. As far as we can tell, the Board has failed to announce or implement any such cost-cutting actions.
B. Focus Management on winning new business with acceptable gross margins. One potential bright spot in our economy is the possibility of massive Federal spending on transportation infrastructure. Meadow Valley should benefit in this environment.
C. Immediately create, Implement and communicate to Shareholders Board approved 12 and 24 month action plans to: (i) maximize cash flow, (ii) improve operational efficiency, (iii) stabilize and improve our workforce moral, and (iv) determine the fate of Ready Mix.
D. Explore the possibility of making a special dividend of between $1.00 and $2.00 per share due to the Company’s latest litigation win.
4.	Amend the By-laws to reinstate Shareholders’ rights, de-stagger the Board and implement other Corporate Governance improvements.

5.	Work with the existing Directors, management and our employees to rebuild our company and vastly improve corporate communication with our Owners so as to be in a position to maximize Shareholder value. In the process, to reestablish liquidity for the stock.

6.	At the appropriate time, i.e., when the credit markets have returned to some semblance of normal and after the above initiatives have had a chance to work (e.g., 12-18 months down the road), begin a sale process that includes both strategic and financial buyers.
We expect that the work required will be extensive and very time consuming. To that end, we would also be asking the Shareholders directly for a mandate to put in place a compensation structure for myself and Mr. Nelson. We expect the compensation package to reward us for reestablishing and creating value, not for the passage of time. Therefore, other than out of pocket expenses (including those CD has incurred to date), we will not require any current

THE PARTICIPANTS ADVISE ALL STOCKHOLDERS OF MEADOW VALLEY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS WHEN AND IF THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WHEN AND IF AVAILABLE WITHOUT CHARGE UPON REQUEST. ANY SUCH PROXY MATERIALS WILL ALSO BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV .. INFORMATION REGARDING THE PARTICIPANTS IS SET FORTH IN THE SCHEDULE 13D FILED BY CARPE DIEM CAPITAL MANAGEMENT LLC AND JOHN D. ZIEGELMAN AND ALL AMENDMENTS THERETO FILED WITH THE SEC AND SCHEDULES 14A FILED BY THE PARTICIPANTS WITH THE SEC, ALL OF WHICH ARE AVAILABLE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV.
compensation. We will however, expect a reward for benefiting all Shareholders. We will make a proposal as to such a special compensation program at the appropriate time.
To reiterate again, we do not want to take over and run Meadow Valley, we want our existing Board to complete the proposed transaction on time and on price. We offered our assistance to the Board in order to give ourselves and other Shareholders comfort that the transaction as contemplated will happen. Your continuing to ignore a major shareholder with more experience and a track record of success has forced us to take the view expressed herein. Only as a last resort, and if the Board cannot consummate the transaction on time or at price, would we take the actions described above. It should also be stated that we would expect, once Shareholders have spoken, to have the full cooperation from the Board and management.

Very truly yours,

CARPE DIEM CAPITAL MANAGEMENT LLC

BY:	/s/ John D. Ziegelman

Name:	John D. Ziegelman
Title:	President

THE PARTICIPANTS ADVISE ALL STOCKHOLDERS OF MEADOW VALLEY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS WHEN AND IF THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WHEN AND IF AVAILABLE WITHOUT CHARGE UPON REQUEST. ANY SUCH PROXY MATERIALS WILL ALSO BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV .. INFORMATION REGARDING THE PARTICIPANTS IS SET FORTH IN THE SCHEDULE 13D FILED BY CARPE DIEM CAPITAL MANAGEMENT LLC AND JOHN D. ZIEGELMAN AND ALL AMENDMENTS THERETO FILED WITH THE SEC AND SCHEDULES 14A FILED BY THE PARTICIPANTS WITH THE SEC, ALL OF WHICH ARE AVAILABLE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV.
Olof S. Nelson
Olof Nelson is CEO of Consolidated Management Group, Inc. a full-service Property Management Company specializing in Community associations and Commercial properties.
Previously he was a Senior Advisor to Richard C Breeden & Co and The Citigroup Private Bank. From 1997 to 2002 he was President & CEO and member of the Board of Bankers Trust Company Connecticut, Ltd. (now part of Deutsche Bank Private Bank). Before that he was the founding Chairman and CEO of Consolidated Hydro, Inc., an independent owner/operator of hydroelectric power plants in North America, from 1980 to 1996. A company he took public on NASDAQ in 1986 and private in 1988 and which became the largest independent producer of hydroelectric power in North America. Prior to Consolidated Hydro he was a Vice President in the Corporate Banking Department of Chase Bank.
He served on the Board of Directors of Sunterra Corporation, a NASDAQ listed company and one of the largest global vacation ownership companies, until the summer of 2007 when the company was acquired. He chaired the Governance and Compensation Committees and was a member of the Audit Committee.
He also served on the Board of Equivest Finance, Inc., a NASDAQ listed company chaired by former SEC Chairman Richard Breeden, until the company was sold to Cendant in 2002. He chaired its Audit Committee as well as its Compensation Committee.
Mr. Nelson has also served on the Board of The Westport Country Playhouse where he Chaired its Compensation and Governance Committees and is now a member of the Advisory Board. In addition he was the Chairman and founder of Micro Credit Businesses, Inc., a not-for-profit organization located in Bridgeport, CT. In 2003 he joined the Board of National Association of Corporate Directors CT and was elected President in November 2005.
A native of Sweden, Mr. Nelson received a Master’s degree from the University of Stockholm and is a graduate of the Royal Swedish Naval Academy. He resides with his wife Caren in Southport, Connecticut.